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                                                                    EXHIBIT 99.1

                               CUMULUS MEDIA INC.

 Cumulus Announces Conclusion of SEC Investigation of Alleged Actions from 1999

ATLANTA, GA, December 10, 2003 - Cumulus Media Inc. (NASDAQ: CMLS) today announced that it has reached an agreement with the United States Securities and Exchange Commission to settle the previously disclosed investigation by the SEC of certain actions alleged to have occurred in 1999. The SEC has alleged that Cumulus, as a result primarily of the actions of three of its former officers--Richard W. Weening, the former Executive Chairman; Richard J. Bonick, Jr., the former Chief Financial Officer; and Daniel O'Donnell, the former Vice President of Finance--violated certain provisions of the federal securities laws in 1999.

Pursuant to the settlement, and without admitting or denying any of the SEC's allegations, Cumulus has consented to the entry of an order enjoining Cumulus from future violations of certain provisions of the federal securities laws. The SEC will assess no monetary penalties or fines against Cumulus.

Cumulus believes that the SEC settlement represents the last step in resolving the stockholder and regulatory matters that arose over three years ago under its former management.

Cumulus Media Inc. is the second-largest radio company in the United States based on station count. Giving effect to the completion of all announced pending acquisitions and divestitures, Cumulus Media will own and operate 287 radio stations in 58 mid-size, U.S. media markets. The company's headquarters are in Atlanta, Georgia, and its web site is www.cumulus.com.

The information above may contain forward-looking statements. Such statements reflect management's beliefs and expectations, and are subject to risks and uncertainties that may cause actual results or outcomes to differ materially. A discussion of risks and uncertainties that may affect Cumulus Media, Inc. is included in Cumulus Media's periodic filings with the SEC.

For further information, please contact:
Marty Gausvik  (404) 949-0700